UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2024

Loop Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41508	47-3975872
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2600 West Olive Avenue, Suite 54470 Burbank, CA	91505
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 436-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	LPTV	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously reported, on October 29, 2024, Loop Media, Inc., a Nevada corporation (the “Company”), received a reservation of rights notice (the “Reservation of Rights Notice”) from its senior lender, GemCap Solutions, LLC, (“GemCap” or the “Senior Lender”) under its revolving loan facility (the “Revolving Loan Facility”) informing the Company that events of default have occurred and are continuing under the loan documents relating to the Revolving Loan Facility (the “Loan Documents”). Prior to and following receipt of the Reservation of Rights Notice, the Company had been in negotiations with the Senior Lender to resolve the alleged default. On November 5, 2024, the Company received an acceleration notice (the “Acceleration Notice”) from the Senior Lender demanding payment of the full amount outstanding on the Revolving Loan Facility by 5:00 p.m. Central time on November 8, 2024 (the “Demand”). On November 7, 2024, the Senior Lender orally agreed to suspend the Demand deadline to allow the Company and Senior Lender to enter into negotiations for a forbearance of the Demand for a period of time to work toward a mutually agreeable resolution, but the Company did not receive a formal written notice of this suspension.

Despite the Company’s ongoing good faith efforts to resolve the alleged with GemCap and despite the Company continuing to make regularly scheduled payments to GemCap in accordance with the terms of the loan documents, on November 13, 2024, GemCap rescinded its offer to negotiate a forbearance of the Demand and delivered to the Company the Lender a Notice of Secured Party Public Sale Pursuant to Section 9-610 of the Uniform Commercial Code (“UCC” and such notice, the “Public Sale Notice”) purporting to set a sale, under the UCC, of the Company’s personal property in order to foreclose the security interest it holds in and to the assets of the Company. Concurrently with the delivery of the Public Sale Notice, GemCap issued a press release announcing the same.

As announced in a press release by the Company and previously reported in the Current Report on Form 8-K filed by the Company on November 13, 2024, in response to the Public Sale Notice, also on November 13, 2024, the Company filed an Application for an Emergency Temporary Restraining Order and Preliminary Injunction (the “Emergency TRO”) against GemCap in the United States District Court for the Western District of Texas San Antonio Division seeking preliminary injunctive relief to prevent GemCap from exercising or continuing to exercise any of its default remedies under the Loan Documents, to stay the Secured Party Public Sale of collateral set for December 5, 2024, and to order GemCap and all persons or entities acting in concert with it to cease any and all public disclosures, articles, press releases, interviews and announcements related to the Company. The Company also filed a complaint against GemCap alleging breach of contract and breach of implied duty of faith and fair dealing based on GemCap’s failure to fund the Company without notice as required under the Loan Documents and seeking judgment against GemCap, the payment of expenses and fees for losses incurred by the Company and injunctive relief to prevent GemCap from exercising or continuing to exercise any of its default remedies against the Company.

On November 15, 2024, the Texas court issued an order (the “Order”) regarding the Company’s application for an Emergency TRO, granting in part the Company’s application, temporarily enjoining GemCap from auctioning the personal property of the Company, but denied the application in all other respects. A hearing on the Company’s application for a preliminary injunction has been set by the federal magistrate judge for Friday, November 22, 2024, at 1:30pm Central time.

The Company will continue to defend itself and will take all actions necessary to protect its assets, its employees and its partners and to continue its mission to bring value to its shareholders.

A copy of the Order is included herewith as Exhibit 99.1, which is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

99.1	Order Regarding Plaintiff’s Application for Temporary Restraining Order and Further Orders of the Court, issued November 15, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	November 19, 2024	LOOP MEDIA, INC.

		By:	/s/ Justis Kao
Justis Kao, Chief Executive Officer